U.S. SECURITIES AND EXCHANGE

 COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): May 29, 2015

Concierge Technologies, Inc.

 (Exact name of registrant as specified in its charter)

Nevada (state of incorporation)	333-38838 (Commission File Number)	95-4442384 (IRS Employer I.D. Number)
29115 Valley Center Rd., K-206 Valley Center, CA 92082 (866) 800-2978

(Address and telephone number of registrant's principal

executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 29, 2015, Concierge Technologies, Inc. (the “Company”), a Nevada corporation, entered into an Agreement for Sale and Purchase of a Business (the “Agreement”) with Gourmet Foods Limited, a corporation organized under the laws of New Zealand whereby the Company is to acquire all right, title and interest in Gourmet Foods Limited, Pats Pantry and Ponsonby Gourmet Pies all located in Tauranga, New Zealand (the “Businesses”) in exchange for Two Million Five Hundred Eleven Thousand and Fifty New Zealand Dollars ($2,511,050 NZD). The Businesses are established, profitable, enterprises engaged in the business of baking, manufacturing, packaging and distributing gourmet meat pies to resellers and consumers in New Zealand and nearby areas.

Among other closing conditions, the Agreement is conditional for twenty (20) business days from the date of its execution for purposes of the Company completing due diligence on the Businesses’ books and records, financial data, equipment and all other relevant aspects of the Businesses.  The Company may terminate the Agreement within the due diligence period in its sole discretion if it is not satisfied with the results of its due diligence inspection.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement for Sale and Purchase of a Business which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.                      Other Events.

On June 2, 2015, the Company issued a press release announcing its entry into the Agreement.  The press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement for Sale and Purchase of a Business, dated May 29, 2015, by and between Gourmet Foods Ltd. and Concierge Technologies, Inc.
99.1	Press Release of Concierge Technologies, Inc., dated June 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCIERGE TECHNOLOGIES, INC.

Date: June 2, 2015	By:	/s/ Nicholas Gerber
Nicholas Gerber,
Chief Executive Officer